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                                                                    EXHIBIT 23.1

                       [LETTERHEAD OF DELOITTE & TOUCHE]

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the use in this Registration Statement of Telecomunicaciones de Puerto Rico, Inc. on Form S-4 of our report dated February 25, 1999 (March 2, 1999 as to Note 13) with respect to the consolidated financial statements of Telecomunicaciones de Puerto Rico, Inc. and subsidiaries (the "Predecessors") as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, appearing in the Prospectus, which is part of this Registration Statement.

     We also consent to the reference to us under the heading "Experts" and to the reference to our firm in the introduction to the Summary Historical and Pro Forma Financial and Operating Data and the Selected Historical Financial and Operational Data.



Deloitte & Touche LLP
San Juan, Puerto Rico

August 13, 1999